Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.27

•	Quarterly advisory revenues of $64.0 million, down 23% compared to prior year’s second quarter; year to date advisory revenues down 32% due to fewer large transaction closings

•	Pre-tax profit margin of 20% for quarter and 12% year to date, lower than our historic annual results due to lower year to date advisory revenues

NEW YORK, July 28, 2014 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $63.0 million, net income allocated to common stockholders of $8.1 million and diluted earnings per share of $0.27 for the quarter ended June 30, 2014.

The Firm’s second quarter 2014 total revenues compare to total revenues of $86.7 million for the second quarter of 2013, which represents a decrease of $23.7 million, or 27%. Advisory revenues for the quarter were $64.0 million compared to $83.1 million for the second quarter of 2013. In the second quarter of 2014, we incurred an investment loss of $1.0 million compared to an investment gain of $3.6 million in the second quarter of 2013.

For the six months ended June 30, 2014, total revenues were $106.6 million compared to $166.3 million for the comparable period in 2013, a decrease of $59.7 million, or 36%. Advisory revenues for the six months ended June 30, 2014 were $112.4 million compared to $164.5 million over the same year to date period in 2013. For the six months ended June 30, 2014, we incurred an investment loss of $5.9 million compared to an investment gain of $1.8 million for the same period in 2013.

The Firm’s second quarter 2014 net income allocated to common stockholders and diluted earnings per share compare to net income allocated to common stockholders of $15.5 million and diluted earnings per share of $0.52 for the second quarter of 2013. On a year to date basis, net income allocated to common stockholders was $8.3 million through June 30, 2014, compared to $29.1 million for the comparable period in 2013. Diluted earnings per share for the six months ended June 30, 2014 were $0.27 compared to $0.96 for the same period in 2013.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Transaction activity in the market as a whole has continued to develop in a manner consistent with our comments a quarter ago. M&A completions, which are the main driver of revenue for advisory work, are still lower than they were in the first half of last year, whether measured by the number of transactions or by aggregate deal volume. At the first half run rate, the full year 2014 would have completed transaction data essentially unchanged from that of the past few years and well below the level prior to the financial crisis. On the other hand, data for transaction announcements, which are indicative of future potential revenue, is more positive. While the number of year to date transaction announcements has not increased materially from its weak level last year, aggregate deal volume has risen sharply as a result of a relatively small number of very large transactions. Based on our current interactions with clients, our expectation is that this increase in announced transaction volume will be sustained, and that as clients respond to changing industry dynamics resulting from large strategic transactions, the upturn in M&A will ultimately be more broadly reflected in the number of transactions being announced as well as in strong aggregate deal volume. Given our 100 percent focus on advisory work and our history of expense discipline, all metrics in our business — revenue growth, productivity, profitability and return of cash to shareholders — are poised to benefit strongly as and when a broad based recovery in transaction announcements, and ultimately completions, develops further,” Robert F. Greenhill, Chairman, said.

“For our Firm, this year continues to evolve in the manner we suggested it would a quarter ago, and in a manner consistent with the overall market trends. The first half was relatively quiet for us in terms of transaction completions, but particularly toward the end of the quarter, we saw the beginning of the upturn in significant deal announcements we had been expecting. Our current book of assignments suggests that this trend should continue in the weeks and months to come. Our expectation is that our revenue for the year will be significantly weighted to the second half, just as it was in 2012, but the opposite of what it was in 2013. Those variations within each year are largely the result of random transaction timing rather than any seasonal effect, but they can be wide, as we saw last year when our first half advisory revenue was up 39% yet we ended the year roughly flat, and the year before when the first half was similar to this year’s before rebounding strongly in the second half. As has always been the case, it is best to judge our business performance on an annual basis. We are particularly encouraged by increased activity we are seeing in Europe, where recent announcements on high profile transactions confirm the strength of our longstanding franchise. Restructuring activity has remained soft given highly accommodative credit markets, but we have had good success in equity financing advisory transactions. And in our capital advisory, or fund placement, business we had a very strong first half, predominantly from real estate related transactions in the US and Europe. In sum, we are encouraged by the developing rebound in global transaction activity of all kinds, and we believe we are well positioned relative to the strategic objectives that have made our Firm unique since its IPO a decade ago — increasing market share, sector leading profit margins, a strong dividend and a flat share count,” Scott L. Bok, Chief Executive Officer, commented.

On a year to date basis in 2014, the number of completed transactions globally fell by 3% versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) declined by 7%. The number of announced transactions globally increased by 7% in year to date 2014 versus the same period in the prior year, while the volume of announced transactions rose by 66%.1

[1]	Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of July 24, 2014.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three and six month periods ended June 30, 2014 and 2013, respectively:

	For the Three Months Ended
	June 30, 2014		June 30, 2013
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$64.0	102%	$83.1	96%
Investment revenues (losses)	(1.0)	(2)%	3.6	4%

Total revenues	$63.0	100%	$86.7	100%

	For the Six Months Ended
	June 30, 2014		June 30, 2013
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$112.4	105%	$164.5	99%
Investment revenues (losses)	(5.9)	(5)%	1.8	1%

Total revenues	$106.5	100%	$166.3	100%

Advisory Revenues

Advisory revenues were $64.0 million in the second quarter of 2014 compared to $83.1 million in the second quarter of 2013, a decrease of $19.1 million, or 23%. The decrease in advisory revenues in the second quarter of 2014 as compared to the same period in 2013 primarily resulted from a decrease in transaction fees due to fewer and less significant transaction closings, offset in part by an increase in revenues from announcement fees and fund placement fees.

For the six months ended June 30, 2014, advisory revenues were $112.4 million compared to $164.5 million in 2013, a decrease of $52.1 million, or 32%. This decrease in our advisory revenues principally resulted from a decline in the size and number of assignments that closed and lower retainer fees, offset in part by an increase in announcement and opinion fees and greater fund placement fees.

Completed assignments in the second quarter of 2014 included:

•	the representation of the management buy-in team on the acquisition by leading institutional investors of AA Limited from Acromas and simultaneous listing on the London Stock Exchange;

•	the sale of ARTnews to Skate Capital Corp.;

•	the sale of BancTec, Inc. to HandsOn3, LLC;

•	the sale of Clariant International Ltd’s Leather Services business to Stahl Holdings B.V.;

•	the representation of the Independent Committee of the Board of Essar Energy plc in connection with offers from Essar Global Fund Limited;

•	the sale of Filter Specialists, Inc. to Pall Corporation;

•	the acquisition by Resolution Life Holdings, Inc. of Lincoln Benefit Life Company; and

•	the representation of Tesco plc on the formation of a joint venture with China Resources Enterprise Ltd.

During the second quarter of 2014, our Capital Advisory Group served as global placement agent on behalf of private equity and real estate funds for 2 final closings and 3 interim closings of limited partnership interests in such funds.

Investment Revenues

For the second quarter of 2014, the Firm recorded an investment loss of $1.0 million compared to an investment gain of $3.6 million in the second quarter of 2013. The investment loss in the second quarter of 2014 principally related to a write down of an investment in our previously sponsored merchant banking fund, GCP II. In the second quarter of 2013, the Firm’s investment gain of $3.6 million principally resulted from an increase in the quoted market value of our previous investment in Iridium Communications, Inc. (“Iridium”), offset in part by a loss in our merchant banking fund investments.

For the six months ended June 30, 2014, the Firm recorded an investment loss of $5.9 million compared to an investment gain of $1.8 million for the six months ended June 30, 2013. The investment loss in the six month period ended June 30, 2014 principally resulted from a write down of $6.5 million in a GCP II fund investment. The investment gain in the six months ended June 30, 2013 resulted from an increase in the quoted value of our investment in Iridium, offset in part by a loss in our merchant banking fund investments.

The following table sets forth additional information relating to our investment revenues:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions, unaudited)
Net realized and unrealized gains (losses) on investments in merchant banking funds	$(1.3)	$(3.4)	$(6.5)	$(3.4)
Net realized and unrealized gain (loss) in Iridium	—	6.7	—	4.6
Deferred gain on sale of certain merchant banking assets	0.0	0.0	0.1	0.1
Interest income	0.3	0.3	0.5	0.5

Total investment revenues (losses)	$(1.0)	$3.6	$(5.9)	$1.8

At June 30, 2014, our remaining investments consisted of a diverse group of small investments held in previously sponsored and other merchant banking funds, which in aggregate had an estimated fair value of $4.5 million. The remaining merchant banking fund investments are expected to be liquidated in many small steps over the next few years as the relevant fund managers seek to realize value from each underlying investment. The Firm has no remaining commitments to make principal investments, and it does not intend to make any, going forward.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2014 were $50.5 million, which compared to $61.3 million of total operating expenses for the second quarter of 2013. This represents a decrease in total operating expenses of $10.8 million, or 18%, and resulted from a decrease in our compensation and benefits expenses as described in more detail below. The pre-tax profit margin for the three months ended June 30, 2014 was 20% as compared to 29% for the same period in 2013.

For the six months ended June 30, 2014, total operating expenses were $93.7 million, compared to $119.2 million of total operating expenses for the same period in 2013. The decrease of $25.5 million, or 21%, resulted from decreases in both our compensation and benefits expenses and our non-compensation expenses as described in more detail below. The pre-tax profit margin for the six months ended June 30, 2014 was 12% as compared to 28% for the same period in 2013.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions, unaudited)
Employee compensation and benefits expense	$35.1	$45.9	$64.0	$88.1
% of revenues	56%	53%	60%	53%
Non-compensation expense	15.4	15.3	29.7	31.1
% of revenues	24%	18%	28%	19%
Total operating expense	50.5	61.3	93.7	119.2
% of revenues	80%	71%	88%	72%
Total income before tax	12.5	25.4	12.9	47.1
Pre-tax profit margin	20%	29%	12%	28%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the second quarter of 2014 were $35.1 million, which reflected a 56% ratio of compensation to revenues. This amount compared to $45.9 million for the second quarter of 2013, which reflected a 53% ratio of compensation to revenues. The decrease of $10.8 million resulted from both lower bonus accrual amounts commensurate with lower revenues and reduced amortization of restricted stock units due to higher forfeitures of unvested restricted stock awards. The increase in the ratio of compensation to revenues in the second quarter of 2014 as compared to the same period in 2013 resulted from the effect of spreading our lower compensation costs over lower revenues.

For the six months ended June 30, 2014, our employee compensation and benefits expenses were $64.0 million compared to $88.1 million for the same period in the prior year. The decrease of $24.1 million, or 27%, resulted from both reduced amortization of restricted stock units due to higher forfeitures of unvested restricted stock awards and lower bonus accrual amounts commensurate with the decrease in revenues. The ratio of compensation to revenues was 60% for the first six months of 2014 as compared to 53% for the same six month period in 2013. Subject to the timing of transaction completions, it is our expectation that the full year compensation expense ratio will be consistent with that of our past few years, while our compensation expense, including our accrual for cash bonuses, will increase in absolute dollar terms relative to the first half of 2014.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $15.4 million in the second quarter of 2014 compared to $15.3 million in the second quarter of 2013, reflecting an increase of $0.1 million.

For the six months ended June 30, 2014, our non-compensation expenses were $29.7 million compared to $31.1 million for the same period in 2013, representing a decrease of $1.4 million, or 5%. The decrease in non-compensation expenses was principally attributable to the benefit of lower amortization of the Greenhill Australia intangible assets, which were fully amortized in the first quarter of 2013, and slightly lower other operating expenses.

Non-compensation expenses as a percentage of revenues for the three months ended June 30, 2014 were 24% compared to 18% for the same period in 2013. The increase in non-compensation expenses as a percentage of revenues resulted principally from the spreading of non-compensation costs, which were comparable period to period, over lower revenues in the second quarter of 2014 as compared to the second quarter of 2013.

Non-compensation expenses as a percentage of revenues for the six months ended June 30, 2014 were 28% compared to 19% for the same period in the prior year. The increase in non-compensation expenses as a percentage of revenues resulted from the spreading of lower costs over significantly lower revenues in the first six months of 2014 as compared to the same period in 2013.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the second quarter of 2014, the Firm recognized an income tax expense of $4.5 million, which reflected an effective tax rate of 36%. This compared to a provision for income taxes in the second quarter of 2013 of $9.9 million, which reflected an effective tax rate of 39%. The decrease in the provision for income taxes in the second quarter of 2014 as compared to the same period in the prior year was attributable to lower pre-tax income. The lower effective tax rate principally resulted from the generation of a greater proportion of earnings from foreign jurisdictions, which are generally taxed at lower rates than the United States.

For the six months ended June 30, 2014, the provision for taxes was $4.6 million, which reflected an effective tax rate of 36%. This compares to a provision for taxes for the six months ended June 30, 2013 of $18.0 million, which reflected an effective tax rate of 38%. The decrease in the provision for income taxes in the six months ended June 30, 2014 as compared to the same period in 2013 resulted from both lower pre-tax income and a lower effective tax rate due to the generation of a greater proportion of our earnings from foreign jurisdictions, as discussed above.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of June 30, 2014, we had cash of $29.2 million, investments of $4.5 million and short-term debt of $37.5 million.

During the second quarter, the Firm repurchased 28,472 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $49.47 per share, for a total cost of $1.4 million. For the six months ended June 30, 2014, the Firm has repurchased 351,662 restricted stock units from employees at the time of vesting to settle tax liabilities, at an average price of $51.85 per share, for a total cost of $18.2 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on September 17, 2014 to common stockholders of record on September 3, 2014.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Monday, July 28, 2014, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s second quarter 2014 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 0649324. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10049640. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, São Paulo, Stockholm, Sydney, Tokyo, Toronto, Chicago, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2013. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Advisory revenues	$63,987	$83,066	$112,442	$164,513
Investment revenues	(964)	3,624	(5,850)	1,767

Total revenues	63,023	86,690	106,592	166,280
Expenses
Employee compensation and benefits	35,135	45,946	63,978	88,128
Occupancy and equipment rental	4,818	4,330	9,132	8,650
Depreciation and amortization	830	1,024	1,643	2,752
Information services	2,170	1,913	4,199	3,977
Professional fees	1,447	1,639	2,625	2,753
Travel related expenses	3,293	3,237	6,309	6,481
Interest expense	311	247	576	528
Other operating expenses	2,495	2,940	5,242	5,924

Total expenses	50,499	61,276	93,704	119,193
Income before taxes	12,524	25,414	12,888	47,087
Income tax provision	4,470	9,927	4,596	17,983

Consolidated net income	8,054	15,487	8,292	29,104
Less: Net income allocated to noncontrolling interests	—	—	—	—

Net income allocated to common stockholders	$8,054	$15,487	$8,292	$29,104

Average shares outstanding:
Basic	29,954,291	29,912,161	30,218,513	30,131,291
Diluted	29,961,023	29,920,179	30,254,549	30,171,500
Earnings per share:
Basic	$0.27	$0.52	$0.27	$0.97
Diluted	$0.27	$0.52	$0.27	$0.96
Dividends declared and paid per share	$0.45	$0.45	$0.90	$0.90